UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 9, 2020

VIRTUSA CORPORATION

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-33625	04-3512883
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

132 Turnpike Rd Southborough, Massachusetts	01772
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (508) 389-7300

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	VRTU	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

Merger Agreement

On September 9, 2020, Virtusa Corporation, a Delaware corporation (the “Company”), Austin HoldCo Inc., a Delaware corporation and entity wholly owned by funds affiliated with Baring Private Equity Asia (“Parent”), and Austin BidCo Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent. Capitalized terms not defined herein shall have the meanings ascribed to them in the Merger Agreement.

The Board of Directors of the Company (the “Company Board”), has unanimously, (i) approved and declared advisable the Merger Agreement and the other Transaction Agreements, the Merger and the other Transactions and approved the execution, delivery and performance of the Merger Agreement and the other Transaction Agreements, (ii) determined that the terms of the Merger and the other Transactions are fair to and in the best interests of the Company and its stockholders, (iii) resolved to recommend that the Company’s stockholders adopt the Merger Agreement and approve the Merger in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), (iv) rendered the limitations on business combinations contained in Section 203 of the DGCL inapplicable to the Merger, the Merger Agreement, the other Transaction Agreements and the transactions contemplated thereby, and (v) elected that the Merger not be subject to any “moratorium” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover laws and regulations of any jurisdiction that may purport to be applicable to the Merger Agreement.

Subject to the terms and conditions set forth in the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each share of Company common stock, par value $0.01 per share (the “ Company Common Stock”) issued and outstanding (other than (i) shares held by the Company as treasury stock or owned by Parent or Sub and (ii) shares held by stockholders who have properly and validly exercised their statutory rights of appraisal in respect of such shares) will be automatically converted into the right to receive cash in an amount equal to $51.35 per share, without interest and net of any withholding of taxes thereon (the “Merger Consideration”). The Merger Agreement and the Voting Agreement (as defined below) provide that immediately prior to the Effective Time, all issued and outstanding shares of Company Series A Preferred Stock (as defined below) will be converted into shares of Company Common Stock at the then applicable Conversion Rate (as defined in the Certificate of Powers, Designations, Preferences and Rights of such Company Series A Preferred Stock (the “Preferred Stock Certificate of Designation”)), including any increase to the Conversion Rate pursuant to Section 6(i) of the Preferred Stock Certificate of Designation, but subject to the consummation of the Merger.

At the Effective Time by virtue of the Merger and without any action on the part of the holders, (i) each Company Stock Award, whether vested or unvested, that is outstanding and held by a non-employee member of the Company Board immediately prior to the Effective Time, (ii) each Company Stock Award that is vested (after taking into account the effect of the Merger) and outstanding immediately prior to the Effective Time and (iii) the Applicable Percentage of each Company Stock Award that is unvested (after taking into account the effect of the Merger) and outstanding immediately prior to the Effective Time, with the Applicable Percentage for any holder to be applied by the Company pro-rata across all of such holder’s unvested and outstanding Company Stock Awards, by grant date and award type (each such award as described in clauses (i), (ii) and (iii), a “Closing Company Stock Award”) shall, immediately prior to the Effective Time, be cancelled and extinguished and, in exchange therefor, each former holder of any such Closing Company Stock Award shall have the right to receive an amount in cash equal to the product of (x) the aggregate number of shares of Company Common Stock subject to such Closing Company Stock Award (it being agreed that for each Closing Company Stock Award subject to performance-based vesting conditions, the aggregate number of shares of Company Common Stock subject to such award will be deemed to be the target number of shares set forth in the applicable award agreement) immediately prior to the Effective Time and (y) the Merger Consideration, less any per share exercise or purchase price of such Closing Company Stock Award immediately prior to such cancellation, net of applicable withholding taxes and without interest (such amounts payable the “Closing Stock Award Payments”). From and after the Effective Time, any such Closing Company Stock Award shall no longer be exercisable by the former holder thereof or settleable in Company Common Stock, but shall entitle such holder only to the payment of the Closing Stock Award Payments; provided that any Closing Company Stock Award that is an option to purchase Company Common Stock that has an exercise price equal to or greater than the Merger Consideration shall be cancelled without any consideration. “Applicable Percentage” as defined with more specificity in the Merger Agreement means the lesser of (i) seventy percent (70%) and (ii) the percentage of the aggregate number of Company Stock Awards that are unvested (after taking into the effect of the Merger) and outstanding immediately prior to the Effective Time with an aggregate value of at least $13,000,000.

In addition, at the Effective Time by virtue of the Merger and without any action on the part of the holders, each Company Stock Award other than a Closing Company Stock Award (each such award, an “Assumed Company Stock Award”) shall, immediately prior to the Effective Time, be cancelled and replaced with a conditional right (each, a “Cash Replacement Award”) to receive an amount in cash equal to the product of (x) the aggregate number of shares of Company Common Stock subject to such Assumed Company Stock Award (it being agreed that for each Assumed Company Stock Award subject to performance-based vesting conditions, the aggregate number of shares of Company Common Stock subject to such award will be deemed to be the target number of shares set forth in the applicable award agreement and such awards will no longer be subject to any performance-based vesting conditions) immediately prior to the Effective Time and (y) the Merger Consideration, less any per share exercise or purchase price of such Assumed Company Stock Award immediately prior to such cancellation, net of applicable withholding taxes and without interest, provided that the payment of any such amount to any holder will be conditioned on certain service requirements applicable to the holder following the Closing, as set forth in the Merger Agreement. Each Cash Replacement Award shall be paid no later than the Company’s next regular payday following the earliest of (A) the applicable vesting date, (B) the date that is 12 months following the closing date of the Merger (the “Retention Date”) or (C) the date that is 60 days after the date the holder’s employment is terminated by the Company without Cause (as defined in the Merger Agreement) or by the holder for Good Reason (as defined in the Merger Agreement).

The completion of the Merger is subject to the satisfaction or waiver of certain customary conditions, including, among others: (i) the adoption of the Merger Agreement by the Company’s stockholders, (ii) termination or expiration of any waiting periods applicable to the consummation of the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and other similar laws in other jurisdictions (the “Antitrust Approval”), (iii) the absence of any temporary restraining order, preliminary or permanent injunction or other Judgment issued by any court of competent jurisdiction or other law, restraint or prohibition by any governmental entity preventing the consummation of the Merger, (iv) approval from the Committee on Foreign Investment in the United States (CFIUS) (the “CFIUS Approval”), (v) the representations and warranties of the parties being true and correct subject to certain materiality qualifications and all covenants of the parties having been complied with in all material respects, (vi) all shares constituting the Company Series A Preferred Stock being converted into Company Common Stock and (vii) the absence of a Company material adverse effect. The Merger is not subject to approval by the stockholders of Parent or to any financing condition, and Parent represents and warrants in the Merger Agreement that the proceeds of the equity financing of Parent when funded in accordance with the equity commitment letters (as described below), together with the funding of the debt financing in accordance with the debt commitment letter, will in the aggregate be sufficient to fund all of Parent’s payment obligations under the Merger Agreement and in connection with the transactions contemplated thereby.

The Merger Agreement contains representations and warranties customary for transactions of this type. The Company has agreed to various customary covenants and agreements, including, among others, (i) to conduct its and its subsidiaries’ businesses in the usual, regular and ordinary course in substantially the same manner as previously conducted during the period between the execution of the Merger Agreement and the Effective Time and not to engage in certain kinds of transactions during this period; (ii) to forego paying any dividend or other distribution in respect of its shares of Company Common Stock during the period between the execution of the Merger Agreement and the Effective Time; and (iii) to call a special meeting of the Company’s stockholders to adopt the Merger Agreement and obtain the requisite approval of the Company’s stockholders.

The Merger Agreement contains a customary “no-shop” provision under which the Company is not permitted to, among other things, (i) solicit or encourage any alternative acquisition proposals, (ii) furnish any non-public information to any person in connection with or in response to any alternative acquisition proposal, (iii) enter into or continue in any negotiations or discussions with any person with respect to any alternative acquisition proposal or otherwise facilitate any alternative acquisition proposal, (iv) waive any “standstill” or similar agreement, (v) approve, endorse or recommend any alternative acquisition proposal, or (v) enter into any agreement relating to any alternative acquisition proposal. The “no-shop” provision is subject to certain exceptions that permit the Company Board to comply with its fiduciary duties, which, under certain circumstances, would enable the Company to provide information to, and enter into discussions or negotiations with, third parties in response to any alternative acquisition proposals.

The Merger Agreement contains certain termination rights for the Company and Parent, including, among others, (i) by mutual agreement of the Parties to terminate, (ii) by either party if the Effective Time has not occurred on or before June 9, 2021 (the “Outside Date,” subject to one three (3) month automatic extension if the Antitrust Approval or the CFIUS Approval have not been obtained by the Outside Date), any law or order that has the effect of preventing the consummation of the Merger has become final and nonappealable, or the requisite approval of the Company’s stockholders is not obtained at the stockholder meeting, (iii) by either party if the other party has breached or failed to perform in any material respect any of its representations and warranties or covenants under the Merger Agreement such that a closing condition is not satisfied (subject to notice and cure and other customary exceptions), (iv) by either party if the Company Stockholder Approval is not obtained, (v) by Parent if the Company Board changes its recommendation to the Company’s stockholders and (vi) by the Company to accept a Superior Proposal (as defined below) or (vi) if Parent fails to close the Merger when required to do so under the Merger Agreement.

Upon termination of the Merger Agreement, the Company will be required to pay Parent a fee (the “Termination Fee”) of $54,330,000 (less any expenses previously paid to Parent in the case of a termination that resulted in the payment of the Termination Fee) if (i) Parent terminates the Agreement as a result of the Company Board changing its recommendation to the Company’s stockholders or the Company has materially breached any of the no solicitation provisions in the Merger Agreement, (ii) the Company terminates the Merger Agreement to accept a Superior Proposal with any other party or (iii) an alternative acquisition proposal is made to the Company or made to the shareholders generally or is otherwise publicly known or any person has publicly announced an intention to make an alternative acquisition proposal and thereafter (x) the Merger Agreement is terminated by either party due to the Merger not being consummated by the Outside Date or the Stockholder Approval not being obtained or by the Parent if the Company has breached or failed to perform in any material respect any of its representations and warranties or covenants under the Merger Agreement such that a closing condition is not satisfied (subject to notice and cure and other customary exceptions) and (x) within twelve (12) months of such termination, the Company enters into an acquisition agreement with respect to any alternative acquisition proposal or any alternative acquisition proposal is consummated. The Merger Agreement also provides that Parent will pay the Company a fee of $108,660,000 if Parent or Sub willfully and materially breaches the Merger Agreement and such breach is the primary cause of the consummation of the Merger not occurring or fails to consummate the Merger when required to do so under the Merger Agreement. In addition, if the Merger Agreement is terminated by either party because the Company’s stockholders fail to adopt the Merger Agreement, or by Parent due to the Company’s uncured material breach, the Company will be required to reimburse Parent expenses incurred up to $3,500,000 in the aggregate.

Prior to obtaining the approval of the Company’s stockholders, the Company Board may change its recommendation that stockholders vote to adopt the Merger Agreement in response to (i) any material fact, event, change, development or circumstance related to the Company (A) that first occurs after the date of the Merger Agreement which (x) is unknown to, nor reasonably foreseeable by, the Company Board as of or prior to the date of the Merger Agreement and (y) becomes known to or by the Company Board prior to the receipt of the requisite approval of the Company’s stockholders or (B) that occurred prior to the date of the Merger Agreement which (x) was known or reasonably foreseeable by the Company Board as of the date of the Merger Agreement, but the consequences of which were not known or reasonably foreseeable to the Company Board as of the date of the Merger Agreement and (y) which consequences became known to or by the Company Board prior to the receipt of the Company Stockholder Approval (an “Intervening Event”) or (ii) a binding bona fide written acquisition proposal that the Company Board determines in good faith, after consultation with outside counsel and a financial advisor of nationally recognized reputation, would result in a transaction that is more favorable from a financial point of view to the holders of Company Common Stock than the Merger (a “Superior Proposal”) (in which case the Company may also terminate the Merger Agreement to enter into such Superior Proposal, subject to the certain conditions including payment of the Termination Fee, as described above), if, in either case, the Company Board determines that the failure to change its recommendation in such circumstances would be inconsistent with its fiduciary obligations to the stockholders of the Company under Delaware law.

Before the Company Board may change its recommendation in connection with an Intervening Event or a Superior Proposal, or terminate the Merger Agreement to accept a Superior Proposal, the Company must provide Parent five business days’ notice in the case of an Intervening Event or a Superior Proposal that the Company Board intends to change its recommendation, during which period the Company will negotiate with Parent (to the extent Parent desires to do so) to make adjustments to the terms and conditions of the Merger Agreement so as to permit the Company Board to determine that the failure to change its recommendation in respect of the Intervening Event would no longer be inconsistent with its fiduciary obligations or that the acquisition proposal no longer constitutes a Superior Proposal.

The foregoing description of the Merger Agreement and the transactions contemplated thereby does not purport to be complete, and is qualified in its entirety by reference to, the full text of the Merger Agreement, which is filed as Exhibit 2.1 to this Current Report on Form 8-K and incorporated herein by reference.

The Merger Agreement has been attached to provide investors with information regarding its terms. It is not intended to provide any other factual information about the Company, Parent or Sub. In particular, the assertions embodied in the representations and warranties contained in the Merger Agreement have been made solely for the benefit of the parties to the Merger Agreement and are qualified by information in confidential disclosure schedules provided by each of the Company and Parent in connection with the signing of the Merger Agreement. Moreover, certain representations and warranties in the Merger Agreement were used for the purpose of allocating risk between the Company and Parent rather than establishing matters as facts. Accordingly, the representations and warranties in the Merger Agreement should not be relied upon as characterizations of the actual state of facts about the Company or Parent.

Voting Agreement

In connection with the execution of the Merger Agreement, Parent entered into a voting agreement (the “Voting Agreement”) with its current directors and certain executive officers and stockholders. The Orogen Group (“Orogen”), which holds 108,000 shares of the Company’s Series A Convertible Preferred Stock, par value $0.01 per share (the “Company Series A Preferred Stock”), and whose chief executive officer is Vikram Pandit, an independent member of the Board, entered into the Voting Agreement under which it has agreed to vote all of Orogen’s Company Series A Preferred Stock in favor of the Merger. Orogen’s shares of Company Series A Preferred Stock are convertible into 3,000,000 shares of Company Common Stock and represent approximately 10% of the voting power of the Company. The Company’s directors and executive officers have also entered into the Voting Agreement, and hold an additional approximate 5.7% of the voting power of the Company.

The Voting Agreement provides that, among other things, each of the stockholders has agreed to vote or cause to be voted, all of the shares of Company Common Stock beneficially owned by such stockholder in favor of the stockholder proposals submitted at the Company’s stockholders meeting to be held in connection with the Merger. In addition, the Voting Agreement provides that each of the holders of the Company Series A Preferred Stock that are party to the Voting Agreement has agreed to submit all of its shares of Company Series A Preferred Stock for conversion into shares of Company Common Stock in accordance with the Certificate of Powers, Designations, Preferences and Rights of such Company Series A Preferred Stock, with such conversion to only become effective immediately prior to the Effective Time in connection with the consummation of the Merger.

The foregoing description of the Voting Agreement does not purport to be complete and is qualified in its entirety by reference to the form of the Voting Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Parent Financing

Parent has obtained equity and debt financing commitments for the purpose of financing the transactions contemplated by the Merger Agreement and paying related fees and expenses. The obligations of the equity investors to provide equity financing under the equity commitment letter are subject to customary conditions. The obligations of the lenders to provide debt financing under the debt commitment letter are subject to customary conditions.

Guarantee

Concurrently with the execution of the Merger Agreement, the equity investors have entered into a limited guarantee, pursuant to which they have agreed to guarantee Parent’s obligation to pay any termination fee, reimburse and indemnify the Company with respect to certain expenses in connection with the Merger and pay certain other amounts.

Additional Information and Where to Find It

This communication relates to the proposed merger transaction involving the Company and may be deemed to be solicitation material in respect of the proposed merger transaction. In connection with the proposed merger transaction, the Company will file relevant materials with the U.S. Securities and Exchange Commission (the “SEC”), including a proxy statement on Schedule 14A (the “Proxy Statement”). This communication is not a substitute for the Proxy Statement or for any other document that the Company may file with the SEC or send to the Company’s stockholders in connection with the proposed merger transaction. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY, THE PROPOSED MERGER TRANSACTION AND RELATED MATTERS. The proposed merger transaction will be submitted to the Company’s stockholders for their consideration. Investors and security holders will be able to obtain free copies of the Proxy Statement (when available) and other documents filed by the Company with the SEC through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed by the Company with the SEC will also be available free of charge on the Company’s website at www.virtusa.com or by contacting the Company’s Investor Relations contact at InvestorRelations@virtusa.com.

Participants in the Solicitation

The Company and its directors and certain of its executive officers and employees may be deemed to be participants in the solicitation of proxies from the Company’s stockholders with respect to the proposed merger transaction under the rules of the SEC. Information about the directors and executive officers of the Company and their ownership of shares of the Company’s common stock is set forth in its Annual Report on Form 10-K for the year ended March 31, 2020, which was filed with the SEC on May 28, 2020 and was subsequently amended on July 29, 2020, its proxy statement for its 2020 annual meeting of stockholders, which was filed with the SEC on August 17, 2020 and in subsequent documents filed with the SEC, including the Proxy Statement. Additional information regarding the persons who may be deemed participants in the proxy solicitations and a description of their direct and indirect interests in the merger transaction, by security holdings or otherwise, will also be included in the Proxy Statement and other relevant materials to be filed with the SEC when they become available. You may obtain free copies of this document as described above.

Forward Looking Statements

This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The Company generally identifies forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar words. These statements are only predictions. The Company has based these forward-looking statements largely on its then-current expectations and projections about future events and financial trends as well as the beliefs and assumptions of management. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond the Company’s control. The Company’s actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to: (i) risks associated with the Company’s ability to obtain the stockholder approval required to consummate the proposed merger transaction and the timing of the closing of the proposed merger transaction, including the risks that a condition to closing would not be satisfied within the expected timeframe or at all or that the closing of the proposed merger transaction will not occur; (ii) the outcome of any legal proceedings that may be instituted against the parties and others related to the merger agreement; (iii) the occurrence of any event, change or other circumstance or condition that could give rise to the termination of the merger agreement; (iv) unanticipated difficulties or expenditures relating to the proposed merger transaction, the response of business partners and competitors to the announcement of the proposed merger transaction, and/or potential difficulties in employee retention as a result of the announcement and pendency of the proposed merger transaction; and (v) those risks detailed in the Company’s most recent Annual Report on Form 10-K and subsequent reports filed with the SEC, as well as other documents that may be filed by the Company from time to time with the SEC. Accordingly, you should not rely upon forward-looking statements as predictions of future events. The Company cannot assure you that the events and circumstances reflected in the forward-looking statements will be achieved or occur, and actual results could differ materially from those projected in the forward-looking statements. The forward-looking statements made in this communication relate only to events as of the date on which the statements are made. Except as required by applicable law or regulation, the Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated September 9, 2020, by and among Virtusa Corporation, Austin HoldCo Inc. and Austin BidCo Inc. (1)
10.1	Form of Voting Agreement (1)
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

(1)	Schedules have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish supplementally a copy of any omitted schedule to the SEC upon its request; provided, however, that the Company may request confidential treatment pursuant to Rule 24b-2 of the Exchange Act for any schedule so furnished.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Virtusa Corporation

Date: September 10, 2020	By:	/s/ Kris Canekeratne
	Name:	Kris Canekeratne
	Title:	Chairman and Chief Executive Officer
(Principal Executive Officer)